UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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AeroCentury Corp.
(Name of Registrant as Specified In Its Charter)

Lee G. Beaumont
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Important Information

On April 13, 2015, Lee G. Beaumont filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission.  Mr. Beaumont is soliciting proxies for use at the 2015 annual meeting of stockholders of AeroCentury Corp., to be held on May 7, 2015.  He intends to use such proxies to vote in favor of his election to the board of directors, and for the election of the company’s nominee other than Thomas W. Orr.

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND, AS THEY BECOME AVAILABLE, OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY MR. BEAUMONT FROM THE STOCKHOLDERS OF AEROCENTURY CORP. BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THESE MATERIALS AND OTHER MATERIALS FILED BY MR. BEAUMONT IN CONNECTION WITH HIS PROXY SOLICITATION WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.  THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED BY MR. BEAUMONT WITH THE SECURITIES AND EXCHANGE COMMISSION WILL ALSO BE AVAILABLE, WITHOUT CHARGE, BY DIRECTING A REQUEST TO MR. BEAUMONT’S PROXY SOLICITOR, D.F. KING & CO., INC., AT ITS TOLL-FREE NUMBER (800) 859-8511.

LEE G. BEAUMONT / AEROCENTURY

Table of Contents I. Overview of Beaumont II. Overview of AeroCentury (ACY-NYSE) III. ACY‘s Underperformance IV. ACY‘s Excessive Management Fees / Executive Compensation V. ACY‘s Poor Corporate Governance

LEE G. BEAUMONT

Information Regarding Lee G. Beaumont • Lee G. Beaumont (“Beaumont”) is one of the largest stockholders of AeroCentury Corp. (the “Company”), beneficially owning approximately 9.8% of the outstanding shares. • 34-year career in finance, aviation maintenance, and aircraft/aircraft engine leasing and trading. • As a significant stockholder, his interests are aligned with fellow stockholders. • Desire to help stockholders unlock the full value of their investment. • Beaumont is currently the President and Chief Executive Officer of BeauTech Power Systems, LLC, a Texas limited liability company (“BPS”) formed in September 2011 that is primarily engaged in the ownership, leasing and sale of jet turbine engines and parts. • Prior to BPS, from 2008 to 2011, Beaumont established and managed BeauTech Consulting, Inc., which was primarily engaged in the sale of jet turbine engines and marketing of jet turbine leases.

Continued •From 2006 to 2008, Beaumont served as Chief Operating Officer at Willis Lease Finance Corporation (WLFC-NSDQ) (“Willis”), a provider of aviation services, specializing in leasing spare commercial aircraft engines and other aircraft-related equipment in Novato, California. •At Willis, Beaumont managed a $900 million aircraft engine lease portfolio, with complete responsibility for earnings, portfolio management, operations and return on equity. •From 2004 to 2006, Beaumont worked as an acquisition consultant at The Carlyle Group in Washington, DC. •Beaumont received a Bachelor of Science, Pre-Masters of Science and Bachelor of Commerce from University of Manitoba, Canada. Beaumont became a Chartered Accountant after graduating from the Canadian Institute of Chartered Accountants. •Graduate of the Stanford Executive Program. •Independent from the Company within the meaning of “independence” as set forth in the NYSE MKT Company Guide.

AEROCENTURY (ACY-NYSE)

Information Regarding AeroCentury •AeroCentury Corp. (ACY-NYSE), is an aircraft operating lessor and finance company. •ACY was founded in 1989, a Delaware corporation incorporated in 1997 and is headquartered in Burlingame, California. •ACY acquires and invests in used regional aircraft and aircraft engines for lease to regional airlines and commercial users worldwide. •ACY business activities are managed by JetFleet Management Corp. ("JMC"), pursuant to a management agreement with JMC. JMC is a wholly-owned subsidiary of by Jetfleet Holding Co. (JHC). Mr. Neal Crispin, ACY President and CEO, and his wife Ms. Toni Perazzo, ACY CFO are also officers of JHC and JMC and hold a 56% beneficial ownership of JMC. •As of March 3, 2015, the ACY’s portfolio consisted of 39 aircraft and 5 engines covering 10 different aircraft types.

AEROCENTURY – POOR CORPORATE PERFORMANCE

Poor Company Performance • Company’s stock price has traded since at least 2012 at a substantial discount to book value. • At March 16, 2015, the Company’s stock price was approximately 60% of book value. • Comparatively, the broad stock market, and more specifically the airline industry, is enjoying a prosperous period. • According to an independent research report by The Street Ratings dated March 22, 2015, the Company’s return on equity significantly trails that of both the industry average and the S&P 500. • An independent research report by ConvergEx Group dated March 24, 2015, shows that the five-year historical earnings per share growth rate has declined -7.8%. Despite prosperous times in the airline industry, as of March 22, 2015, the Company’s stock price is down by 33.47% compared to a year earlier.

Continued •On March 3, 2015 (after Beaumont announced his intention to solicit proxies for election to the Board of Directors (the “Board”)), the Company announced a one- time waiver of the $1.2 million management fee for Jet Fleet Management Corp. (“JMC”) the Company’s management company, relating to the 4th quarter of 2014. With a reported net income for the 4th quarter of 2014 of $0.5 million, the Company would have incurred a loss for the quarter without such waiver. •Company acknowledged that it waived the fee to enable the Company to comply with certain financial covenants contained in its credit facility.

Comparison with SkyWest (SKYW), Delta (DAL), Republic Airways (RJET), American Airlines (AAL)

Comparison with Air Lease Corp. (AL), Willis Lease Finance Corp (WLFC), AerCap Holdings N.V. (AER)

AEROCENTURY – MANAGEMENT FEES

JetFleet Management Corporation – Management Fees • JetFleet Management Corporation (JMC) is controlled through a beneficial 56% ownership interest by Mr. Neal Crispin and his wife Ms. Toni Perazzo. • ACY entered into a Management Agreement in December 31,1997 (amended April 23, 1998) with JMC. • JMC acts as the sole management company for ACY. • Under the Management Agreement ACY pays: – Monthly Management Fees equal to 0.25% of the NBV of ACY’s assets’ – Acquisition Fees upon location of assets for acquisition by ACY • Acquisition Fees have heretofore never been revealed to the shareholders as the fees are capitalized into the asset acquisition cost – Reimbursements for third party remarketing fees and expenses • Under the Management Agreement “management fees, acquisition fees and remarketing fees and expenses may never exceed what would be paid to an unaffiliated company for such services” – To the best of our knowledge this has never been tested by putting the management of ACY assets out for open tender.

AeroCentury – Management Fees ACY Management Fees Paid to JMC For the year ended 12/31/14 For the year ended 12/31/13 Management Fees to JMC - Management Fees $ 3,864,900 $ 4,369,300 - Acquisition Fees (Capitalized) 2,100,000 799,000 - Remarketing Fees 64,000 589,300 - Total $ 6,028,900 $ 5,757,600 Management Fees to Crispin / Perazzo (based on 56% beneficial ownership) - Management Fees $ 2,164,344 $ 2,446,808 - Acquisition Fees (Capitalized) 1,176,000 447,440 - Remarketing Fees 35,840 330,008 - Total $ 3,376,184 $ 3,224,256 ACY Net Income $ (11,294,000) $ 8,343,900

AEROCENTURY – POOR CORPORATE GOVERNANCE

Poor Corporate Governance • All management of the Company is performed by JMC, a company controlled by a husband and wife team – the Chief Executive Officer of the Company (“CEO”) and the Chief Financial Officer of the Company (“CFO”), respectively. • JMC has a lucrative 20-year management agreement (the “JMC Agreement”) with the Company that was not negotiated at arms-length. • Company has a complex suite of anti-takeover mechanisms (including a poison pill and staggered board structure). • JMC Agreement contains a termination fee of $13,333,169 if the JMC Agreement had been terminated on February 1, 2015. • Comparatively, the market capitalization of the Company as of March 27, 2015 is only $18.05 million. • JMC effectively controls whether the Company is sold because if JMC does not approve of a sale transaction, JMC will be entitled to receive penalties appearing to exceed $9 million.

Continued • Without stockholder approval, the Board adopted the Stockholder Rights Agreement, dated December 1, 2009 (the “Stockholder Rights Agreement”), which restricts stockholder ownership above 15% without the Board’s permission. • Beaumont believes the Board should form a committee consisting solely of independent directors to review all strategic alternatives available to the Company, including the sale of the Company. Beaumont believes the following corporate practices should be addressed: •Establish a nominating committee of the Board consisting solely of independent directors with the authority to make (not just recommend) nominations to the Board. •Modify the executive officer positions as such that the CEO and CFO positions are not held by a husband and wife as is currently the case with Mr. Crispin and Ms. Perazzo.

Continued • Terminate the Stockholder Rights Agreement, or alternatively submit the Stockholder Rights Agreement to stockholder approval as soon as practicable. • Establish an Executive Committee of the Board which consists of persons other than the CEO and CFO as is presently the case; • Advocate that the Board immediately seek to modify the terms of the JMC Agreement and any related arrangements to be more beneficial to the Company and the stockholders, address conflicts of interest created by the JMC Agreement, and actively explore the elimination of any outside management firm when the JMC Agreement expires in 2018. • The independent directors (or a committee thereof), should undertake procedures to review and verify all fees and any other payments made by the Company to JMC and provide reasonably detailed information to the stockholders regarding the calculation of such payments.

Excessive Compensation • During 2014, 2013 and 2012, JMC was paid $6,028,900 (net of the $1.2 million waiver discussed herein); $5,740,700; $5,491,200 in management fees, asset acquisition fees and re-marketing fees, respectively. • Over the lifetime of the JMC Agreement (since 1998), JMC has been paid approximately $60 million in fees. • Company has acknowledged that this structure creates conflicts of interest for the CEO and CFO as owners of JMC and as officers and directors of the Company. • Fees charged by JMC for the services rendered are far too high given the Company’s relatively small aircraft / aircraft engine leasing portfolio size and limited portfolio transactions. • The excessive fees being paid for management services and other structural arrangements at the Company not only hurt stockholder value and entrench management.

Continued • Board should immediately seek to modify the terms of the JMC Agreement and any related arrangements (including the payment of asset acquisition fees and remarketing fees to JMC in addition to the management fees) to be more beneficial to the Company and the stockholders. • Board must actively explore the elimination of any outside management firm when the JMC Agreement expires in 2018. • Beamont intends to encourage the independent board members to propose the restructuring of the JMC Agreement and/or open the management of the portfolio to a competitive bid.